Exhibit 99.3

CHARTER OF THE COMPENSATION COMMITTEE

OF

STAR INTEGRATIA LIMITED

(this “Charter”)

Effective [*], 2026

1. PURPOSE

The purpose of the Compensation Committee (the “Committee”) is to:

(i)	oversee and advise the Board of Directors (the “Board”) of Star Integratia Limited (the “Company” regarding the Company’s overall compensation policy, including compensation philosophy, strategy, and any equity-based plans and programs, etc.;

(ii)	recommend to the Board for determination, the compensation of the Company’s Chief Executive Officer (the “CEO”) and all other executive officers of the Company (the “Executive Officers”);

(iii)	oversee the Company’s compliance with legal and regulatory requirements, including those of the United States Securities and Exchange Commission (“SEC”) and of the Nasdaq Stock Market LLC (“Nasdaq”), in relation to (a) the compensation of the CEO, (b) the compensation of the Executive Officers, and (c) any equity-based plans and programs; and

(iv)	to perform such further functions as may be consistent with this Charter, or as assigned by applicable law and regulations, the Company’s prevailing Memorandum and Articles of Association (the “M&A”), or the Board.

2. COMPOSITION OF THE COMMITTEE

The Committee must consist of at least two members. Each member of the Committee must be an independent director as defined under the requirements of Nasdaq, except as otherwise permitted by applicable Nasdaq rules, including any applicable exemptions and transition periods.

Committee members must be appointed to the Committee by the Board. Except as otherwise directed by the Board, a director selected as a Committee member shall continue to be a member for as long as he or she remains a director of the Company or until his or her earlier resignation or removal from the Committee or the Board. Any member may be removed from the Committee by the Board, with or without cause, at any time. Unless a Chair is designated by the Board, the Committee may designate a Chair by majority vote of the full Committee membership.

Notwithstanding the aforesaid, for so long as the Company remains a “controlled company”, the Company will be exempt, and may elect to rely on such exemptions, from, certain Nasdaq’s corporate governance requirements, including but not limited to those that would otherwise require the Company either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of the Company’s executive officers and nominees for directors are determined or recommended to the Board by the independent members of the Board.

3. MEETINGS AND PROCEDURES

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities. Meetings may be conducted by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.

A majority of the members of the Committee shall constitute a quorum for purposes of holding a meeting and the Committee may act by a vote of a majority of members present at such meeting. In lieu of a meeting, the Committee may act by unanimous written consent. The Committee will cause to be kept adequate minutes of all its proceedings. The Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent.

The Committee has the authority to establish its own rules and procedures for notice and conduct of its meetings, provided that they are consistent with the legal and regulatory requirements of SEC and Nasdaq, and any provisions of this Charter, the Company’s M&A or governing documents that are applicable to the Committee.

4. AUTHORITY

The Committee shall have the authority necessary to discharge its duties and responsibilities.

The Committee shall have the sole authority and responsibility to retain and to approve fees of legal advisers, consultants and other advisors to assist the Committee with the execution of its duties and responsibilities set forth under this Charter (the “Committee’s Advisors”). Before selecting, or receiving advice from, any compensation consultant, legal counsel, or other adviser, the Committee shall take into consideration all factors relevant to the adviser’s independence from management, including at least those set out in the applicable Nasdaq rules. The Committee shall receive appropriate funding from the Company for the payment of compensation to its Committee’s Advisors. The Committee shall also have the sole discretion to terminate the Committee’s Advisors so retained.

The Committee shall have the authority to conduct investigations that it deems necessary to fulfill its responsibilities. The Committee shall have the authority to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s independent auditor or any other advisors retained by the Company to render advice to the Company, to attend a meeting of the Committee, or meet with any members of the Committee or the Committee’s Advisors. The Committee shall have full access to the books, records and facilities of the Company in carrying out its responsibilities.

In carrying out its responsibilities, the Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with the Committee’s Advisors. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of Committee’s Advisors, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter.

Any communications between the Committee and legal advisers in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

5. DUTIES AND RESPONSIBILITIES

In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best address, react to or respond to changing circumstances or conditions. In addition to the duties and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities consistent with this Charter, the purposes of the Committee, and the Company’s governing documents.

The following duties and responsibilities are within the authority of the Committee and are consistent with and subject to all applicable law and regulations, and the Company’s prevailing M&A.

A.	Overall Compensation Policy

(i)	The Committee shall review the overall effectiveness and competitiveness of the Company’s compensation policy, especially that of Executive Officers, to ensure (a) the attraction and retention of talents, (b) the motivation of employees to achieve the Company’s business objectives, and (c) the alignment of the interests of key leadership with the long-term interests of the Company’s shareholders.

(ii)	The Committee shall review compensation arrangements for the Company’s employees to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking, and review and discuss, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company’s compensation arrangements.

(iii)	The Committee shall review and make recommendations to the Board regarding the Company’s equity-based plans and programs, including where appropriate or required, recommend the adoption, amendment, and termination of such plans for approval by the stockholders of the Company.

B.	Performance and Compensation

(i)	The Committee shall make recommendations to the Board for determination, compensation (and termination) packages for new Executive Officers.

(ii)	The Committee shall evaluate the performance of the CEO annually and, in the absence of the CEO, make recommendations to the Board for determination, any adjustment in the compensation (including salary, bonus, incentive and equity compensation) for the CEO. The Company’s chief executive officer cannot be present during any voting or deliberations by the Committee on such officer’s compensation.

(iii)	The Committee shall oversee an annual evaluation of the performance of each Executive Officer and, based upon the recommendation of the CEO and such other customary factors that the Committee deems necessary or appropriate, make recommendations to the Board for determination, any adjustment in the compensation (including salary, bonus, incentive and equity compensation) for each Executive Officer.

(iv)	The Committee shall review the compensation paid to non-employee directors and make recommendations to the Board for any adjustments. No member of the Committee will act to fix his or her own compensation except for an uniform compensation to all non-employee directors for their services as a director.

(v)	In making recommendations for any adjustment in the compensation (including salary, bonus, incentive and equity compensation) for the CEO or any Executive Officer, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”), if any. However, it is acknowledged that for so long as the Company remains a “emerging growth companies (EGCs)” or “foreign private issuers”, the Company may elect to rely on exemptions from the requirement to hold such Say on Pay Vote.

C.	Approvals

(i)	The Committee shall ensure the Company’s compliance with SEC’s or Nasdaq’s rules and regulations regarding shareholder approval of certain compensation matters, including any Say on Pay Vote and the frequency of such votes, and the requirement under the rules of the Nasdaq Stock Market that with limited exceptions, shareholders approve equity compensation plans.

(ii)	If so required by all applicable law and regulations, or the Company’s prevailing M&A, or the terms and conditions of any equity-based plans and programs, the Committee shall review and approve the grant of stock options and other forms of equity-based compensation to the CEO, Executive Officers, or any employees in accordance with the relevant requirements or conditions.

(iii)	If so required by all applicable law and regulations, or the Company’s prevailing M&A, the Committee shall review and approve all special perquisites, special cash payments and other special compensation and benefit arrangements for CEO, Executive Officers, or any employees.

D.	Reporting

(i)	The Committee shall review and approve, before release, such reports on compensation as are necessary for filing with the SEC and other government bodies.

(ii)	If a Compensation Committee Report, Compensation and Discussion and Analysis (“CD&A”), or any executive compensation information is required by applicable rules and regulations to be included in the Company’s annual report, the Committee shall meet to review and approve, in consultation with management, before its release.

E.	General

(i)	The Committee shall report regularly to the Board and such reports shall include any significant issues or concerns that arise at its meetings, and if appropriate, the Committee’s recommendation in that regard.

(ii)	The Committee shall conduct a self-evaluation of the Committee’s performance at least annually. The evaluation shall address subjects including the Committee’s composition, responsibilities, structure and processes, and effectiveness.

6. DELEGATION OF DUTIES

The Committee may establish and delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to subcommittees consisting of one or more of its members, when the Committee deems it appropriate to do so in order to carry out its responsibilities.

7. REVIEW AND DISCLOSURE OF THIS CHARTER

The Committee must periodically review and reassess this Charter and submit any recommended changes to the Board for its consideration.

If required by the rules of the SEC, this Charter, as amended from time to time, shall be made available to the public on the Company’s website and filed with the SEC in accordance with applicable SEC rules.

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